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                     May 20, 2024

       Aaron Wilkins
       Chief Financial Officer
       NORTHWEST PIPE COMPANY
       201 NE Park Plaza Drive, Suite 100
       Vancouver, WA 98684

                                                        Re: NORTHWEST PIPE
COMPANY
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed March 5, 2024
                                                            File No. 000-27140

       Dear Aaron Wilkins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing